UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 2, 2014

Health Insurance Innovations, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35811	46-1282634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15438 N. Florida Avenue, Suite 201 Tampa, Florida	33613
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 376-5831

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Compensatory Arrangements of Certain Officers.

As disclosed in a Form 8-K filed by Health Insurance Innovations, Inc. (the “Company”) on August 5, 2014, Mr. Dirk Montgomery was appointed by the Company’s Board of Directors to become the Company’s Executive Vice President and Chief Financial Officer effective as of September 2, 2014. In connection with such appointment, on September 2, 2014, the Company and Mr. Montgomery entered into an Employment Agreement relating to Mr. Montgomery’s employment with the Company (the “Employment Agreement”). The Employment Agreement has a term of one year, and unless prior written notice of termination is given by either party prior to the expiration date of the Employment Agreement, the term of the agreement will be automatically extended for successive one-year periods. Under his Employment Agreement, Mr. Montgomery will be entitled to an annual salary of $425,000, is eligible to participate in the Company’s long-term incentive plan, and is also entitled to annual bonus awards and other employee benefits in accordance with their terms. The Employment Agreement provides that Mr. Montgomery is entitled to a signing bonus in the amount of $50,000, as well as a minimum bonus of $112,500 for calendar year 2015 if Mr. Montgomery continues to be employed by the Company at the time such bonus is payable. Under the Employment Agreement, Mr. Montgomery is subject to non-solicitation and non-competition covenants that expire 24 months following termination of employment and to customary confidentiality obligations.

As provided in the Employment Agreement, in the event that the Company terminates Mr. Montgomery’s employment without cause or Mr. Montgomery terminates his employment for good reason, Mr. Montgomery will be entitled to severance compensation in an amount equal to his accrued salary and accrued bonus through the termination date plus (i) if his employment is terminated on or before the second anniversary of the date of employment, an amount equal to two times his base salary payable in twenty four equal monthly installments beginning on the termination date, or (ii) if his employment is terminated after the second anniversary of the date of employment, an amount equal to his base salary payable in twelve equal monthly installments beginning on the termination date, provided in either case that Mr. Montgomery executes a general release in favor of the Company. “Good reason” includes certain changes in Mr. Montgomery’s responsibilities or duties, reductions in salary or a material reduction in benefits, a material breach by the Company of the agreement that remains uncured following notice of the breach, or relocation of principal place of employment.

Pursuant to his Employment Agreement, on September 2, 2014, Mr. Montgomery was granted stock appreciation rights covering 175,000 shares of common stock with an exercise price equal to the closing price of the Company’s Class A common stock on the grant date. The stock appreciation rights will vest in increments of 20%, 20%, 20% and 40% on the anniversary dates of the grant, subject to acceleration upon a change in control and certain termination events (including a termination without cause or for good reason). Mr. Montgomery was also granted 150,000 shares of Company Class A restricted stock that vest in increments of 20%, 20%, 20% and 40% on the anniversary dates of the grant, subject to acceleration upon a change in control and certain termination events (including a termination without cause or for good reason).

The foregoing does not purport to be a complete description of Mr. Montgomery’s Employment Agreement and is qualified by reference to the full text of such agreement attached as an exhibit to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated September 2, 2014, between Health Insurance Innovations, Inc. and Dirk A. Montgomery.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH INSURANCE INNOVATIONS, INC.

By:	/s/ Michael A Petrizzo, Jr.

	Name:	Michael A. Petrizzo, Jr.

	Title:	Executive Vice President, General Counsel, and Secretary

Date: September 8, 2014

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated September 2, 2014, between Health Insurance Innovations, Inc. and Dirk A. Montgomery.